Exhibit 10.2
EXECUTION VERSION

VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) dated as of October 27, 2019, is by and among TV Bidco B.V., a Netherlands private limited liability company (“Parent”), Central European Media Enterprises Ltd., a Bermuda exempted company limited by shares (the “Company”), and Time Warner Inc., n/k/a Warner Media, LLC (“Warner Media”), a Delaware LLC, and Time Warner Media Holdings B.V. (“TWBV”), a private limited liability company organized under the laws of the Netherlands (Warner Media and TWBV collectively, “Shareholder”).
WHEREAS, concurrently with the execution of this Agreement, Parent, TV Bermuda Ltd., a Bermuda exempted company limited by shares and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”, a copy of which, in the form to be entered into, was provided to Shareholder immediately prior to the execution of this Agreement), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);
WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, Parent has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to (a) the Shares that Shareholder beneficially owns as of the date hereof and as set forth on Schedule A hereto and (b) such additional Shares as become Covered Shares pursuant to Section 4.06 (collectively, the “Covered Shares”);
WHEREAS, pursuant to a letter agreement, dated April 25, 2018 (the “Letter Agreement”), among Warner Media, TWBV and the Company, Warner Media and TWBV each agreed to grant Standing Proxies/Authorizations (the “Standing Proxies”) appointing each of the independent directors of the Company as the agent and standing proxy/representative of Warner Media and TWBV, as applicable, to vote an aggregate of 100,926,996 Common Shares at general meetings of the Company, other than a general meeting convened to vote on a Change of Control Event (as defined in the Standing Proxies), in accordance with the instructions set forth in such Standing Proxies, and the Standing Proxies currently in effect expire on April 25, 2020; and
WHEREAS, the board of directors of the Company, acting upon the recommendation of a special committee consisting solely of independent and disinterested directors established to, among other things, consider and negotiate the Merger, has unanimously adopted resolutions approving the Merger, the Merger Agreement, the Statutory Merger Agreement and the consummation of the Transactions and recommending the approval of the Merger, the Merger Agreement and the Statutory Merger Agreement by the Company’s shareholders.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT; GRANT OF PROXY; RESTRUCTURING
Section 1.01.    Voting Agreement. Shareholder hereby agrees during the term of this Agreement, at the Shareholders Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the shareholders of the Company, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:
(a)    appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum and for purposes of recording in accordance with this Agreement the results of such Shareholder’s vote or consent; and
(b)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (i) in favor of any proposal to adopt the Merger Agreement and the Statutory Merger Agreement and approve the transactions contemplated thereby, including the Merger, (ii) in favor of any proposal or action that (A) is required pursuant to applicable law for the Transactions, including the Merger, to become effective and (B) requires consent from the Company’s shareholders to be validly approved, (iii) in favor of any “say on pay” vote regarding executive compensation, (iv) against any action or agreement that would reasonably be likely to result in a material breach of any covenant or agreement of the Company contained in the Merger Agreement or the Statutory Merger Agreement, or of such Shareholder contained in this Agreement if Parent has advised Shareholder at least five business prior to the date of such vote that Parent has determined in good faith that such action or agreement would reasonably be likely to result in a material breach of any covenant or agreement of the Company contained in the Merger Agreement or the Statutory Merger Agreement, (v) against any Competing Proposal, (vi) against any reorganization, recapitalization, liquidation or winding-up of the Company and (vii) against any action or agreement the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of the Transactions.
Section 1.02.    Other Voting Rights. Notwithstanding anything to the contrary herein, but subject to the terms of the Standing Proxies and the Letter Agreement, Shareholder shall remain free to vote (or cause to be voted) with respect to the Covered Shares with respect to any matter not covered by Section 1.01 in any manner Shareholder deems appropriate, so long as such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to compete in any manner with, interfere with, frustrate the purposes of, or prevent or materially delay the consummation of, the Transactions.

Section 1.03.    Proxy. Shareholder hereby grants a proxy appointing Parent as Shareholder’s attorney-in-fact (with full power of substitution) and proxy, for and in Shareholder’s name, place and stead to vote, express consent or dissent, or otherwise to utilize such voting power, in each case solely to the extent and in the manner specified in Section 1.01 and covenants not to revoke such proxy except to permit Shareholder to attend the Shareholders Meeting or any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, and vote the Covered Shares in the manner specified in Section 1.01. Shareholder also hereby appoints and authorizes Parent and each of its directors, officers and attorneys to be its duly authorized corporate representative in accordance with and for the purposes of Bye-law 84 of the Bye-laws of the Company and Section 78 of the Bermuda Companies Act, whereby such authorized person may for and in Shareholder’s name, place and stead, attend, vote, express consent or dissent, or otherwise utilize such voting power with respect to the Covered Shares at or in relation to any general meeting of the shareholders of the Company, in each case solely to the extent and in the manner specified in Section 1.01. Shareholder hereby affirms that the proxy granted by Shareholder and the appointment and authorization of the corporate representative pursuant to this Section 1.03 is granted in consideration of Parent entering into this Agreement, the Merger Agreement and the Statutory Merger Agreement and that such proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby revokes any proxies heretofore given in respect of any Covered Shares with respect to the matters specified in Section 1.01, except for the Standing Proxies. The proxy granted by Shareholder and the appointment and authorization of the corporate representative pursuant to this Section 1.03 by Shareholder shall be deemed revoked automatically upon termination of this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to Parent that, as of the date hereof:
Section 2.01.    Organization; Corporation Authorization. Shareholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Shareholder has the full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other entity action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent, is the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except that the enforcement thereof may be limited by the Enforceability Exceptions.

Section 2.02.    Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the performance or compliance by Shareholder with any of the terms or provisions hereof do not and will not (a) conflict with or result in any breach of the organizational or governing documents of Shareholder, (b) violate any order, writ, injunction, decree or Law applicable to Shareholder or any of the Covered Shares, (c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or give rise to any right, including any right of termination, amendment, cancelation or acceleration, under, any of the terms, conditions or provisions of any agreement or other instrument binding on Shareholder or any of the Covered Shares or (d) result in the imposition of any Lien on any of the Covered Shares (other than Liens imposed by the Merger Agreement or contemplated by the Merger), in each case, except as would not reasonably be expected, individually or in the aggregate, to materially impair Shareholder’s ability to perform its obligations hereunder.
Section 2.03.    Ownership of Covered Shares. Shareholder is, as of the date hereof, the record and beneficial owner of the Covered Shares, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or dispose of the Covered Shares), other than any Liens pursuant to this Agreement, the Standing Proxies and the Letter Agreement. Except for this Agreement, the Standing Proxies and the Letter Agreement, none of the Covered Shares is subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares. As of the date of this Agreement, (a) the Shares on Schedule A constitute all of the Shares beneficially owned by Shareholder, and (b) except for its beneficial ownership of such Shares, Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.
Section 2.04.    Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any Governmental Entity or arbitrator that would reasonably be expected to materially impair Shareholder’s ability to perform its obligations hereunder.
Section 2.05.    Reliance by Parent. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement and the Statutory Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Shareholder that, as of the date hereof:
Section 3.01.    Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other entity action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery hereof by Shareholder, is the a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that the enforcement thereof may be limited by the Enforceability Exceptions.
ARTICLE 4
COVENANTS OF SHAREHOLDER
Shareholder hereby covenants and agrees that:
Section 4.01.    No Proxy, Transfer of Voting Rights or Encumbrance with respect to Covered Shares.
(a)    Except as contemplated by this Agreement, from and after the date hereof until the earlier of (i) the termination of this Agreement or (ii) the Requisite Shareholder Approval, Shareholder shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement, the Statutory Merger Agreement or any other matters set forth in Section 1.01 (except, in each case, as required to comply with Section 1.01).
(b)    Shareholder shall not directly or indirectly (other than through a change of control of any direct or indirect parent of the Company for any primary purpose other than the circumvention of Shareholder’s obligations under this Agreement through an indirect transfer of Shares) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Covered Shares during the term of this Agreement (each, a “Transfer”) unless the proposed Transfer is to an affiliate of Shareholder (a “Permitted Transfer”); provided, however, that a Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the applicable affiliate executes a joinder to this Agreement pursuant to which such affiliate agrees to assume all of Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, all of the terms of this Agreement, to the same extent as Shareholder is bound hereunder.

Section 4.02.    Other Offers. Shareholder shall not, and shall cause its affiliates (other than the Company or its Subsidiaries) (the “Shareholder Affiliates”) not to, and shall use its reasonable best efforts to cause its and their respective Representatives acting on behalf of Shareholder or the Shareholder Affiliates not to, directly or indirectly, (a) solicit or initiate the making or completion of any Competing Proposal, or any inquiry, proposal or offer that constitutes, or would reasonably be likely to lead to, any Competing Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations with any Person regarding or with respect to, or otherwise knowingly facilitate, a Competing Proposal, (c) except to the extent required by applicable Law, furnish to any Person any information or data concerning the Company or any of its Subsidiaries regarding or with respect to any Competing Proposal or (d) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (collectively, the “Restricted Activities”). Shareholder shall, and shall use its reasonable best efforts to cause the Shareholder Affiliates and its and their respective Representatives acting on behalf of Shareholder or the Shareholder Affiliates to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal by or on behalf of Shareholder or the Shareholder Affiliates. Notwithstanding the foregoing, Shareholder, its affiliates and its and their respective Representatives may engage in any Restricted Activities to the same extent that the Company is permitted to do so pursuant to Section 5.2 of the Merger Agreement and, if the Company is engaging in Restricted Activities pursuant to Section 5.2 of the Merger Agreement, Shareholder, its affiliates and its and their respective Representatives may participate with the Company in such Restricted Activities. For purposes of this Agreement, the term Competing Proposal shall not include any transaction involving Shareholder or any of its affiliates, other than a transaction involving the disposition of any assets, equity securities or businesses of the Company or any Company Subsidiary (other than a change of control of any direct or indirect parent of the Company for any primary purpose other than the circumvention of the Shareholder’s obligations under this Agreement through an indirect transfer of Shares).
Section 4.03.    Disclosure of Information Regarding Shareholder. Shareholder hereby consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, solely to the extent reasonably required under applicable Law to be included in any document to be filed with the SEC in connection with the Merger or the Transactions; provided that, to the extent that any such document to be filed with the SEC in connection with the Merger or the Transactions contains such information regarding Shareholder’s identity and holding of Covered Shares or the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, Parent shall provide reasonable opportunity to Shareholder to review and comment on any such document prior to its being filed and shall consider any such comments in good faith.

Section 4.04.    Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (a) agrees not to exercise any rights (including under Section 106(6) of the Bermuda Companies Act) to demand appraisal of any Covered Shares and any other Shares that Shareholder beneficially owns, or rights to dissent to the Merger which may arise with respect to the Merger under applicable Law and (b) agrees not to commence or participate in any action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective affiliates relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the Statutory Merger Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby, including any such claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of the Company Board of Directors in connection with the Merger Agreement, the Statutory Merger Agreement or the Transactions; provided, in each case, that none of Parent, Merger Sub or any of their respective affiliates or Representatives, has made any fraudulent representations to Shareholder in connection with the negotiation, execution and performance of the Merger Agreement, the Statutory Merger Agreement and other related agreements and the Transactions.
Section 4.05.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit, restrict or otherwise affect Shareholder, its affiliates or any of their Representatives, in its or their capacity as a director or officer of the Company, or any designee of Shareholder who is a director or officer of the Company, from acting or voting in such capacity in such person’s sole discretion on any matter, including with respect to Section 5.2 of the Merger Agreement (it being expressly acknowledged by Parent that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as the beneficial owner of the Covered Shares). Parent shall not assert any claim that any action taken by Shareholder, its affiliates or any of their Representatives (or the failure by any such Person or Persons to take any action) in its or their capacity as a director or officer of the Company, including with respect to Section 5.2 of the Merger Agreement, violates any provision of this Agreement.
Section 4.06.    Additional Covered Shares. In the event that Shareholder acquires record or beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of any additional Shares after the date hereof, such Shares or voting power shall, without further action of the parties, be subject to the provisions of this Agreement and included in the definition of “Covered Shares,” subject to Section 4.01, for so long as they are held or otherwise beneficially owned by Shareholder.

Section 4.07.    Company Indebtedness.
(a)    Notwithstanding anything to the contrary in this Agreement, from and after the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Effective Time, Shareholder shall not (A) Transfer any of the Covered Shares to the extent that such Transfer would result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, require a consent or result in the loss of a right under, or give rise to any right of termination, amendment, cancelation or acceleration, under, any of the terms, conditions or provisions of any Company Indebtedness or (B) assign, delegate or otherwise transfer any of its rights or obligations under the Company Indebtedness or the Shareholder Guarantees to the extent that such assignment, or transfer, individually or in the aggregate, would be reasonably likely to prevent or materially delay the Closing.
(b)    Subject to the receipt by Shareholder of (x) customary payoff letters evidencing the termination of the Shareholder Guarantees upon the payment in full by or on behalf of the Company, CME Media Enterprises B.V. (“CME BV”) or Parent of the obligations guaranteed thereby, (y) a duly executed counterpart of the Company to a termination agreement (in a form mutually satisfactory to the Company and Shareholder) evidencing the termination in full of the Second Amended and Restated Revolving Loan Facility Credit Agreement, dated as of April 26, 2018, among the Company, as borrower, the lenders party thereto from time to time and Warner Media, as administrative agent (the “Revolving Loan Credit Agreement”) upon the termination of all commitments thereunder and the repayment in full of all outstanding revolving loans and other obligations thereunder and (z) a duly executed counterpart of the Company and CME BV to a termination agreement (in a form mutually satisfactory to the Company and Shareholder) evidencing the termination in full of the Second Amended and Restated Reimbursement Agreement, dated as of April 26, 2018, among the Company, CME BV and Warner Media (the “Reimbursement Agreement”), upon the payment in full, by or on behalf of the Company and CME BV, of all accrued and outstanding fees and other amounts, including any commitment fees, guarantee fees or guarantee reimbursement amounts, due to Warner Media under the Reimbursement Agreement, in each case, as of the Closing, Shareholder hereby agrees to, and to cause its controlled affiliates to, (i) deliver to the Company, at or prior to the Closing, a duly executed counterpart of Warner Media to each of the termination agreements described in the foregoing clauses (y) and (z) and (ii) cooperate with Parent and the Company (including the execution and delivery by Shareholder and its controlled affiliates of customary and reasonable release and discharge instruments and other documentation) in connection with their efforts to (A) terminate the share pledges under the Dutch pledge agreements and Curaçao pledge agreements in favor of Warner Media entered into in connection with the Reimbursement Agreement and the Revolving Loan Credit Agreement, as well as the intercreditor agreement relating to such share pledges, and (B) the termination and release of the guarantees by any Company Subsidiary in favor of Warner Media in connection with the Reimbursement Agreement and the Revolving Loan Credit Agreement.

Section 4.08.    No Conversion. Shareholder hereby agrees, and agrees to cause the Shareholder Affiliates, as applicable, not to (a) exercise any option pursuant to Section (g)(1) of the Certificate of Designation of the Series B Preferred Stock, dated June 10, 2013, as may be amended from time to time (the “Series B COD”), to convert shares of Series B Preferred Stock into shares of Class A Common Stock, (b) take any action that would result in the conversion of the Series A Preferred Stock into shares of Class A Common Stock pursuant to Section (h)(2) of the Certification of Designation of the Series A Preferred Stock, dated June 2, 2012, as may be amended from time to time, or (c) otherwise effect the conversion of any shares of Series A Preferred Stock or Series B Preferred Stock.
ARTICLE 5
COVENANTS OF PARENT AND THE COMPANY
Section 5.01.    Payment of Merger Consideration. Notwithstanding anything to the contrary in the Merger Agreement or the Statutory Merger Agreement, Parent, the Company and Shareholder shall prior to the Effective Time establish procedures with the Paying Agent designed to provide that in respect of (a) any Book-Entry Shares owned by Shareholder and (b) any Shares owned by Shareholder represented by Certificates that Shareholder delivers to the Paying Agent at or prior to the Closing (the aggregate Shares described in clauses (a) and (b), the “Transferred Shareholder Shares”), the Paying Agent will transmit as promptly as practicable after the Effective Time to an account designated to the Paying Agent by Shareholder prior to the Closing Date an amount in cash in immediately available funds equal to the aggregate Merger Consideration with respect to the Transferred Shareholder Shares as converted into the applicable Merger Consideration pursuant to Section 2.1 of the Merger Agreement against delivery of any Shares by Shareholder.
Section 5.02.    No Amendments. The Merger Agreement executed by Parent and the Company shall be in the form provided to Shareholder immediately prior to the execution of this Agreement, and, without the prior written consent of Shareholder, Parent and the Company agree not to effect at any time prior to the Closing (a) any amendment, waiver or other modification to the Merger Agreement that would, individually or in the aggregate, reasonably be likely to decrease the aggregate amount of the Merger Consideration to be received by Shareholder or otherwise be materially adverse to Shareholder’s interest in the Company or (b) any amendment, waiver or other modification to Section 6.12 of the Merger Agreement in any respect, other than an amendment, waiver or other modification with respect to the deadline for delivery of payoff letters, lien releases and other instruments of discharge provided in the second sentence of Section 6.12 (provided that such deadline is not amended to occur after the Closing). Parent and the Company shall ensure that the covenants set forth in Section 6.12 of the Merger Agreement shall be complied with prior to or at the Effective Time. Shareholder shall be permitted to terminate this Agreement in the event of a breach of this Section 5.02 and, prior to the Shareholders Meeting at which the Requisite Shareholder Approval is obtained, such right of termination shall be Shareholder’s sole remedy in the event of such a breach (it being understood that, following the Shareholders Meeting at which the Requisite Shareholder Approval is obtained, such right of termination shall be in addition to any other remedy that may be available to Shareholder).

Section 5.03.    Disclosure of Information Regarding Parent. Parent hereby consents to and authorizes the publication and disclosure by Shareholder of Parent’s identity and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, solely to the extent reasonably required under applicable Law to be included in any document to be filed with the SEC; provided that, to the extent that any such document to be filed with the SEC contains such information regarding Parent’s identity or the nature of Parent’s commitments, arrangements and understandings under this Agreement, Shareholder shall provide reasonable opportunity to Parent to review and comment on any such document prior to its being filed and shall consider any such comments in good faith.
Section 5.04.    Termination of the Shareholder Guarantees. The Company hereby agrees to, and to cause its Subsidiaries to, take all actions necessary to terminate each of the Shareholder Guarantees, effective as of the Closing.
Section 5.05.    Transaction Litigation. Parent and the Company shall promptly advise Shareholder in writing of any Transaction Litigation and shall keep Shareholder informed on a reasonably prompt basis regarding any such Transaction Litigation. Parent and the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation to which Shareholder is a party without Shareholder’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise, or agreement to settle or compromise, includes an unconditional release of all potential liabilities, actions, claims, demands, complaints or similar disputes for the benefit of Shareholder and any director of the Company who was designated or appointed by Shareholder.
Section 5.06.    U.S. Tax Treatment. At the request of Shareholder, Parent shall timely make an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, and under any comparable provision of applicable U.S. state tax law, with respect to the Merger (any such election, a “338(g) Election”). Shareholder, Parent and the Company shall cooperate in good faith in effecting and preserving any 338(g) Election. Shareholder shall be responsible for preparing the tax forms required to effect any 338(g) Election, including IRS Form 8023 and any comparable forms under applicable U.S. state tax law (“Tax Forms”). Shareholder shall provide drafts of IRS Form 8023 and any other Tax Forms required to be filed by Parent at least 30 days prior to the due date for filing of such forms, and Parent and Shareholder shall cooperate in good faith to reflect Parent’s reasonable comments on such Tax Forms and to timely file such Tax Forms. Shareholder shall bear all reasonable out-of-pocket costs incurred by Parent, the Company and their affiliates in making any 338(g) Election, including costs of preparing and reviewing any Tax Forms.
Section 5.07.    No Redemption. The Company agrees not to issue a notice pursuant to Section (i)(1) of the Series B COD with respect to its option to, or otherwise seek to, redeem shares of Series B Preferred Stock that are Covered Shares.

ARTICLE 6
MISCELLANEOUS
Section 6.01.    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References (a) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date, (b) to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires, (c) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (d) to the “date hereof” means the date of this Agreement and (e) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b‑2 of the Exchange Act. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.02.    Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, (a) shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) mutual written consent of the parties hereto and (b) may be terminated by Shareholder upon written notice to Parent (x) at any time following (i) a Change of Recommendation or (ii) the date that is fifteen (15) months from the date hereof or (y) in accordance with Section 5.02; provided, that in no event shall any termination of this Agreement relieve any party to this Agreement from any liability for its Willful Breach of this Agreement. Notwithstanding the foregoing, (A) the provisions of this Section 6.02 and Sections 6.01, 6.04, 6.06, 6.07, 6.08, 6.10, 6.12, 6.13, 6.14, 6.15 and 6.16 of this Agreement shall survive any termination of this Agreement and (B) the provisions of Sections 4.03, 4.04, 4.07, 4.08, 5.01, 5.02, 5.03, 5.04 and 5.07 of this Agreement shall survive any termination of this Agreement by Shareholder pursuant to Section 6.02(b) until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms.
Section 6.03.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder or Shareholder’s permitted transferee, and Parent shall have no authority to direct Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
Section 6.04.    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 6.05.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that (a) Shareholder may transfer or assigns its rights and obligations to the applicable transferee in connection with a Permitted Transfer and (b) Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement as permitted under Section 9.12 of the Merger Agreement.

Section 6.06.    Governing Law. This Agreement and any claims or disputes arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction; provided that matters involving (a) the implementation of the Merger in accordance with the Bermuda Companies Act or appraisal proceedings thereunder, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or its shareholders, (c) any action asserting a claim arising pursuant to any provision of the Bermuda Companies Act or the Company Governing Documents or (d) any action asserting a claim governed by the internal affairs doctrine, in each case, shall be governed by the laws of Bermuda.
Section 6.07.    Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, in the event that the United States District Court for the Southern District of New York lacks subject matter jurisdiction, to any court of competent jurisdiction sitting in the State and County of New York, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the “New York Courts”), in respect of any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto (in each case, except to the extent any such action or proceeding mandatorily must be brought in Bermuda). Each of the parties irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable New York Court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable New York Court, and (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable New York Court, in each case, except to the extent any such action or proceeding mandatorily must be brought in Bermuda. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 6.12. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
Section 6.08.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.

Section 6.09.    Counterparts; Effectiveness. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 6.10.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, then (a) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
Section 6.11.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.12.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent, to:
TV Bidco B.V.
Strawinskylaan 933, 1077XX Amsterdam
The Netherlands
Attention: Lubomir Kral; Jan Cornelis Jansen; Marcel Marinus van Santen
Email: kral@ppf.cz; jansen@ppfgroup.nl; santen@ppfgroup.nl
with a copy to (which shall not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attention: Jan Andrusko; Chang-Do Gong; Robert Chung
Facsimile: (212) 354-8113
Email: jan.andrusko@whitecase.com; cgong@whitecase.com; robert.chung@whitecase.com if to Shareholder, to:
AT&T Inc.
One AT&T Plaza
208 South Akard Street, Suite 3202
Dallas, TX 75202
Attention: Stephen McGaw
Email: sm3763@att.com
Attention:     David Welsch
Email: dw4543@att.com
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Eric Krautheimer
Email: krautheimere@sullcrom.com
Attention: Melissa Sawyer
Email: sawyerm@sullcrom.com

Section 6.13.    Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement; provided that, for purposes of this Agreement, the Company shall not be deemed a Subsidiary or affiliate of Shareholder.
Section 6.14.    No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 6.15.    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as provided in Section 1.03.
Section 6.16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed as of the date first above written.

TV BIDCO B.V.

By: /s/ J.C. Jansen
Name: J.C. Jansen
Title: Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

WARNER MEDIA, LLC

By: /s/ Priya Dogra
Name: Priya Dogra
Title: Executive Vice President, Strategy & Corporate Development

[SIGNATURE PAGE TO VOTING AGREEMENT]

TIME WARNER MEDIA HOLDINGS B.V.

By: /s/ Manuel Urritia
Name: Manuel Urritia
Title: Managing Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By: /s/ David Sturgeon
Name: David Sturgeon
Title: Chief Financial Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

Covered Shares

Class of Capital Stock	Total Number of Shares Beneficially Owned by Shareholder
Class A Common Stock, par value $0.08 per share	162,334,771
Series A Convertible Preferred Stock, par value $0.08 per share	1
Series B Convertible Redeemable Preferred Stock, par value $0.08 per share	200,000